Exhibit 4.8

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT dated for reference December 13, 2002, is made

BETWEEN

THE SHAREHOLDERS OF BLUE MOUNTAIN POWER

COMPANY INC., AS NAMED IN SCHEDULE “A” OF THIS

AGREEMENT

(“individually a “Vendor” and collectively the “Vendors”);

AND

BLUE MOUNTAIN POWER COMPANY INC., a corporation

incorporated under the laws of British Columbia, having its head office at Suite 900, 409 Granville Street, Vancouver, British

Columbia, V6C 1 T2

(“Privco”).

AND

CONTINENTAL RIDGE RESOURCES INC., a corporation

incorporated under the laws of British Columbia, having its

registered office at Suite 1000, 840 Howe Street, Vancouver,

British Columbia, V6Z 2M1

(“Pubco”).

RECITALS:

A.

The Vendors are the registered and beneficial owners of all of the issued and outstanding shares of Privco; and

B.

The Vendors wish to sell all of their shares of Privco to Pubco and Pubco has agreed to purchase such shares from the Vendors. Pubco will satisfy the purchase price for such securities by issuing to the security holders of Privco common shares of Pubco.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.

INTERPRETATION

1.1

Definitions

In this Agreement,

(a)

“Affiliate” has the meaning defined in the Securities Legislation;

(b)

“Closing Date” has the meaning given to the term in section 10.1;

(c)

“Debt Settlement” has the meaning given to the term in section 6.5;

(d)

“Escrow Agent” has the meaning given to the term in section 2.5;

(e)

“FEL” means Fairbank Engineering Ltd., a non-reporting British Columbia company owned by Brian D. Fairbank;

(f)

“Letter of Intent” means the initial letter of intent entered into by Pubco and Privco dated December 13, 2002;

(g)

“Options” means the stock options granted by Pubco to certain directors, officers, employees and consultants entitling them to purchase up to 761,000 common shares of Pubco at various prices;

(h)

“Principal Shareholders” has the meaning given to the term in section 2.5;

(i)

“Privco Assets” means all geothermal property interests, licenses, leases, contracts, equipment, and assets which are owned or leased by Privco or its subsidiary and includes without limitation the undertaking of Privco and the specific assets described in Schedule “F” hereto;

(j)

“Privco Financial Statement” has the meaning given to the term in section 3.7;

(k)

“Privco Investigation” has the meaning given to the term: in section 7.1;

(l)

“Privco Material Contracts” has the meaning given to the term in section 3.14;

(m)

“Privco Principals” has the meaning given to the term in section 11.2;

(n)

“Privco Shares” has the meaning given to the term in section 2.1;

(o)

“Pubco Financial Statements” has the meaning given to the term in section 5.6;

(p)

“Pubco Investigation” has the meaning given to the term in section 6.1;

(q)

“Pubco Material Contracts” has the meaning given to that term in section 5.13;

(r)

“Regulatory Approvals” means all necessary regulatory approvals required for the transactions contemplated in this Agreement and the purchase and sale of the Privco Shares, including the acceptance by the TSX of Pubco's filing with respect to this transaction;

(s)

“Securities Legislation” means the Securities Act (British Columbia), and the Securities Act (Alberta) and their respective regulations, rules, policies and orders;

(t)

“Security” has the meaning defined in the Securities Legislation;

(u)

“Time of Closing” has the meaning given to the term in section 10.1;

(v)

“Transaction Shares” has the meaning given to the term in section 2.2; and

(w)

“TSX” means the TSX Venture Exchange;

(x)

“Warrants” means the share purchase warrants issued by Pubco entitling the holders to purchase up to 777,278 common shares of Pubco.  Doe 13

1.1

Schedules

The following are the schedules attached to this Agreement:

(a)

Schedule “A” - List of Vendors

(b)

Schedule “B” - Privco Financial Statement

(c)

Schedule “C” - List of Privco Material Contracts

(d)

Schedule “D” - Pubco Financial Statements

(e)

Schedule “E” - List of Pubco Material Contracts

(f)

Schedule “F” - List of Privco Assets and Liabilities

2.

 PURCHASE AND SALE OF PRTVCO SHARES

2.1

Purchase and Sale

The Vendors will sell and Pubco will purchase 5,499,720 common shares without par value in the capital of Privco (together the “Privco Shares”)

2.2

Consideration

In consideration of the purchase and sale herein contemplated and in complete satisfaction of the purchase price for the Privco Shares, Pubco hereby agrees to allot and issue an aggregate total of 5,500,000 fully paid and non-assessable common shares in the capital of Pubco (the “Transaction Shares”)

2.3

Hold Period

The Transaction Shares issued to Vendors shall be subject to a statutory hold period of 4 (four) months from the date of issue. Share certificates issued for the Transaction Shares shall bear a legend to this effect

2.4

Transaction Allocation

The Transaction Shares shall be issued and delivered to the Vendors, subject to the escrow conditions which may be imposed by TSX on the Principal Shareholders as described in section 2.5, as set out in Schedule “A” hereto.

2.5

Escrow Conditions

Brian D. Fairbank, Jack W. Milligan, R. Gordon Bloomquist, Ted Fitzpatrick and Tywell Management Inc. (collectively the “Principal Shareholders”) acknowledge and agree that all or a portion of the Transaction Shares to be issued in consideration for the acquisition of their shares of Privco, may be deposited into escrow and held by Computershare Trust Company of Canada (the “Escrow Agent”) pursuant to the terms of an escrow agreement to be entered-into by the parties which shall provide for the periodic release of the shares from escrow on a pro-rata basis over a period of either 3 or 6 years, as determined by the TSX.

3.

REPRESENTATIONS AND WARRANTIES OF PRIVCO

In order to induce Pubco to enter into this Agreement and complete the transactions contemplated hereunder, Privco represents and warrants to Pubco that:

3.1.

Incorporation and Status

Privco was and remains duly continued and in good standing under the laws of the Province of British Columbia.

3.2

Authorized Capital

The authorized and issued share capital of Privco consists of 20,000,000 common shares without par value of which 5,499,720 common shares shall be issued and outstanding on the Closing Date.

3.3

Title to Privco Shares

The Privco Shares are registered in the names of the Vendors as set forth opposite their names in Schedule “A” and, to the best of Privco's knowledge, beneficially owned by the Vendors as set forth in Schedule “A”, free and clear of all liens, charges or encumbrances.

3.4

Securities

Except for the Privco Shares there are no documents, agreements or instrument of any kind whatsoever which constitute a Security of Privco and, to the best of Privco's knowledge, except as provided for by operation of this Agreement, there are no other options, agreements or rights of any kind whatsoever to acquire all or any part of the Privco Shares or any interest in them from the Vendors.

3.5

Licences

Privco and its subsidiary hold all licenses and permits that are required to carry on its business in the manner in which such business has been carried on.

3.6

Assets

Privco and its subsidiary are the legal and beneficial owners of the Privco Assets described in Schedule “F” to this Agreement.

3.7

Financial Statements

The unaudited balance sheet of Privco as at October 31, 2002 (the “Privco Financial Statement”), a copy of which is attached as Schedule “B” to this Agreement, is true and correct in every material respect and presents fairly and accurately the financial position of Privco as of such date and the Privco Financial Statement has been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

3.8

Corporate Records

The books and records of Privco and its subsidiary disclose all material financial transactions of Privco and its subsidiary and such transactions have been fairly and accurately recorded.

3.9

Financial Matters

Except as disclosed in the Privco Financial Statement:

(a)

Privco and its subsidiary have not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever;

(b)

no dividends or other distributions of any kind whatsoever on any shares in the capital of Privco or its subsidiary have been made, declared or authorized;

(c)

except for the Debt Settlement, Privco and its subsidiary are not indebted to any of the Vendors; and

(d)

none of the Vendors or any other officer, director or employee of Privco or its subsidiary is indebted or under any obligation to Privco or its subsidiary.

3.10

Liabilities

There are no material liabilities of Privco or its subsidiary, whether direct, indirect, contingent or otherwise which are not disclosed or reflected in the Privco Financial Statement or disclosed on Schedule “F” to this Agreement, except for:

(a)

approximately $78,766 of obligations owed as at October 31, 2002 by the subsidiary of Privco in connection with a drill program on the Blue Mountain Geothermal Project, which sum is also recorded as a receivable due to Privco from Pubco; and

(b)

those obligations incurred in the ordinary course of business of Privco and its subsidiary which are recorded in the books and records of Privco and its subsidiary.

3.11

No Unusual Events

Since October 31, 2002:

(a)

except for the Debt Settlement, there has not been any material adverse change of any kind whatsoever in the financial position or condition of Privco or its subsidiary or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business of Privco or its subsidiary or the right or capacity of Privco or its subsidiary to carry on its business; and

(b)

the business of Privco and its subsidiary has been carried on in the ordinary course.

3.12

Employee Compensation

No payments of any kind whatsoever have been made or authorized by Privco or its subsidiary to or on behalf of any of the Vendors or to or on behalf of any of the directors, officers or key employees of Privco ~~or its subsidiary except for a management contract with FEL, whereby FEL provides office, management and administrative services to Privco for the sum of $ per month~~

3.13

Employee Benefits

There are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting Privco or its subsidiary.

3.14

 Material Contracts

The contracts and agreements specified in Schedule “C” to this Agreement (collectively the “Privco Material Contracts”) constitute all of the material contracts and agreements of Privco and its subsidiary and the Privco Material Contracts are in full force and effect and Privco and/or its subsidiary are not in breach of any of the terms and conditions of the Privco Material Contracts.

3.15

 Subsidiaries

Privco is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Noramex Corp., incorporated under the laws of the State of Nevada, which corporation has been duly incorporated and is in good standing under the laws of its jurisdiction of incorporation.

3.16

 Environmental Matters

All geothermal properties or interests held by Privco or its subsidiary are in material compliance with all environmental laws and are not subject to any outstanding or threatened notice of defect or non-compliance, work order, pollution abatement order, remediation order or any other order from any federal, state, county, provincial, municipal or other governmental authority. The properties and, to the best of Privco's knowledge, all properties adjoining the properties are materially free of contaminants and Privco has not used or permitted the properties to be used, and has not used or permitted the properties to be used, and has no knowledge of the properties being used, for the storage, manufacture, disposal, treatment, handling, generation or release into the environment, including by way of discharge, emission, spill, leakage or otherwise, of any contaminants or for waste disposal or landfill purposes. There are no actions, proceedings, investigations or claims, pending or to Privco's knowledge threatened, that (i) could interfere with the fullest use, enjoyment and exploitation of the properties or (ii) with respect to Privco, if decided adversely, could materially affect the ability of Privco to comply with its obligations hereunder or (iii) related to the presence of contaminants in, on or migration from or to the properties. Privco has not obtained or performed any environmental reports, site assessments, audits, studies, permits, licenses or records with respect to the properties, except as disclosed in writing to Pubco.

3.17

 Tax Matters

All tax returns and reports of Privco, and its subsidiary, required by law to be filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of Privco or its subsidiary have been paid or accrued in the Privco Financial Statements.

3.18

Legal Proceedings

To the best of Privco's knowledge, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting Privco or its subsidiary which would have a material adverse effect on Privco or its subsidiary other than as disclosed in writing to Pubco and to the best of Privco's knowledge no event has occurred which might give rise to any proceedings.

3.19

No Contravention

To the best of Privco's knowledge, Privco and its subsidiary are not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever.

3.20

 Authority

Privco has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement and all necessary corporate action has been taken by or on the part of Privco to authorize the execution and delivery of this Agreement and all other documents contemplated hereby. This Agreement constitutes a valid and legally binding contact, enforceable against Privco in accordance with its terms, subject to equitable remedies and the rights of creditors generally.

3.21

No Default

To the best of Privco's knowledge, the execution and delivery of this Agreement, the performance of Privco's obligations under this Agreement and the completion of the transactions contemplated under this Agreement will not conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the constating documents of Privco or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Privco or its subsidiary is a party or by which Privco is bound, or any judgment or order of any kind whatsoever of any court of administrative body of any kind whatsoever by which Privco is bound.

3.22

 Finder's Fee

Privco nor the Vendors or any one of them has incurred any liability for broker's or finder's fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

In order to induce Pubco to enter into this Agreement and complete its transactions contemplated hereunder, each of the Vendors represents and warrants to Pubco, in respect of that Vendor only, that:

4.1

Title to Shares

He or she is the registered and beneficial owner of his or her Privco Shares as set forth opposite his or her name in Schedule “A” of this Agreement and as at the Time of Closing he or she will hold such Privco Shares free and clear of all liens, charges or encumbrances of any kind whatsoever. There are no options, agreements or rights of any kind whatsoever to acquire any of the Privco Shares set forth opposite that person's name in Schedule “A” of this Agreement or any interest in them from him or her other than this Agreement.

4.2

Authority

He or she has good and sufficient right and authority to enter into this Agreement and complete his or her respective transactions contemplated under this Agreement on and subject to the terms and conditions set forth herein. This Agreement constitutes a valid and legally binding contract, enforceable against the Vendor in accordance with its terms, subject to equitable remedies and the rights of creditors generally.

4.3

Corporate Vendors and Associates

If a Vendor is a corporation, that Vendor is duly incorporated under the laws of its jurisdiction of incorporation, and all corporate action has been taken to authorize the execution and delivery of this Agreement and all other documents contemplated hereby.

5.

REPRESENTATIONS AND WARRANTIES OF PUBCO

In order to induce the Vendors and Privco to enter into this Agreement and complete their respective transactions contemplated hereunder, Pubco represents and warrants to each of the Vendors and to Privco that:

5.1

Incorporation and Status

Pubco was and remains duly incorporated under the laws of British Columbia and:

(a)

Pubco is a “reporting issuer” in the Provinces of Alberta and British Columbia as that term is defined in the Securities Legislation;

(b)

Pubco is in good standing with respect to all filings required to be made under the Securities Legislation, is not an “issuer in default” under the Securities Legislation and, to the knowledge of the Purchaser, no investigation or other similar proceeding is currently in progress or pending before the TSX, the Alberta or British Columbia Securities Commissions or any other securities regulatory authority or stock exchange;

(c)

Pubco is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies;

(d)

Pubco has filed a “Current AIF” and is a “qualifying issuer”, as such terms are defined in Multilateral Instrument 45-102, Resale of Securities; and

(e)

Pubco's common shares are Iisted and posted for trading on the TSX and is in good standing with the TSX.

5.2

Authorized Capital

The authorized share capital of Pubco consists of 100,000,000 common shares without par value, 25,000,000 First Preferred shares without par value and 25,000,000 Second Preferred Shares without par value of which 9,505,725 common shares are validly issued and outstanding. None of the First Preferred Shares or the Second Preferred Shares are issued and outstanding. The issuance of the Transaction Shares will be free of all liens, claims, charges and restrictions other than statutory hold periods prescribed by the Securities Legislation and will be issued as fully paid and non-assessable.

5.3

Securities

Except for the 9,505,725 common shares of Pubco referred to in section 5.2, the securities described in Pubco's Financial Statements, the Options, the Warrants, and the Transaction Shares, there are no documents, agreements or instruments of any kind whatsoever which constitute a Security of Pubco and to the best of its knowledge there are no other options, agreements or rights of any kind whatsoever to acquire any Security of Pubco as of the date hereof

5.4

Licences

Pubco and its subsidiary hold all licences and permits that are required to carry on its business in the manner in which such business has been carried on.

5.5

Assets

Pubco and its subsidiary are the legal and beneficial owners of the geothermal property interests described in the Pubco Financial Statements.

5.6

Financial Statements

The audited financial statements of Pubco for each of the two fiscal years ended June 30, 2001 and 2002 and the unaudited financial statements of Pubco as at September 30, 2002 (collectively the “Pubco Financial Statements”), copies of which appear as Schedule “D” to this Agreement, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of Pubco for the periods then ended and the Pubco Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

5.7

Corporate Records

The books and records of Pubco disclose all material financial transactions of Pubco since September 30, 2002 and such transactions have been fairly and accurately recorded.

5.8

Financial Matters

Except as disclosed in the Pubco Financial Statements, Pubco and its subsidiary have not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever.

5.9

Liabilities

There are no liabilities of Pubco, or its subsidiary, whether direct, indirect, contingent or otherwise which are not disclosed or reflected in the Pubco Financial Statements except those incurred in the ordinary course of business of Pubco since September 30, 2002 which are recorded in the books and records of Pubco, none of which are materially adverse to the business operations, affairs or financial condition of Pubco.

5.10

No Unusual Events

Since September 30, 2002, there has not been any material adverse change of any kind whatsoever in the financial position or condition of Pubco or its subsidiary or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business or assets of Pubco or its subsidiary or the right or capacity of Pubco or its subsidiary to carry on its business other than as disclosed in writing to the Vendors or as contemplated in this Agreement.

5.11

Employee Compensation

No payment of any kind whatsoever have been made or authorized by Pubco or its subsidiary since September 30, 2002 to or on behalf of any of the directors, officers or key employees of Pubco except for:

(a)

a management contract with FEL, whereby FEL provides office, management and administrative services to Pubco ~~for the sum of $ per month;~~   2500

(b)

Engineer

5.12

 Employee Benefits

There are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting Pubco or its subsidiary. No shareholders, directors, officers, employees or consultants of Pubco or its subsidiary are indebted or under obligation to Pubco on any account whatsoever. Pubco is not indebted to any of its shareholders, directors, officers, employees or consultants, other than in the ordinary course of business.

5.13

Material Contracts

The contracts and agreements specified in Schedule “E” to this Agreement (collectively the “Pubco Material Contracts”) constitute all of the material contracts and agreements a-f Pubco and its subsidiary which are currently in effect.

5.14

Subsidiaries

Pubco is the Iegal and beneficial owner of all of the issued and outstanding shares in the capital of:

(a)

Blue Desert Mining (U.S.) Inc., incorporated under the laws of the State of Nevada which corporation has been duly incorporated and is in good standing under the laws of its jurisdiction of incorporation; and

(b)

Blue Desert Mining (Chile) Limited, incorporated under the laws of Chile, which is not in good standing under the laws of the jurisdiction of incorporation.

5.15

Environmental Matters

All resource properties or interests held by Pubco or its subsidiary comply with all environmental laws and are not subject to any outstanding or threatened notice of defect or non-compliance, work order, pollution abatement order, remediation order or any other order from any federal, state, county, provincial, municipal or other governmental authority. The properties and, to the best of Pubco's knowledge, all properties adjoining the properties are free of contaminants and Pubco has not used or permitted the properties to be used, and has not used or permitted the properties to be used, and has no knowledge of the properties being used, for the storage, manufacture, disposal, treatment, handling, generation or release into the environment, including by way of discharge, emission, spill, leakage or otherwise, of any contaminants or for waste disposal or landfill purposes. There are no actions, proceedings, investigations or claims. pending or to Pubco's knowledge threatened, that (i) could interfere with the fullest use, enjoyment and exploitation of the properties or (ii) with respect to Pubco, if decided adversely, could materially affect the ability of Pubco to comply with its obligations hereunder or (iii) related to the presence of contaminants in, on or migration from or to the properties. Pubco has not obtained or performed any environmental reports, site assessments, audits, studies, permits, licenses or records with respect to the properties, except as disclosed in writing to Privco and to the Vendors

5.16

 Tax Matters

All tax returns and reports of Pubco required by law to be filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever, contingent or otherwise, have been paid or accrued in the Pubco Financial Statements.

5.17

 Legal Proceedings

There are no actions, suits, judgments or Iegal proceedings of any kind whatsoever outstanding, or, to the best of Pubco's knowledge, pending or threatened against or affecting Pubco or its subsidiary which would have a material adverse effect on Pubco other than as disclosed in writing to Privco and to the best of Pubco's knowledge no event has occurred which might give rise to any proceedings or investigations.

5.18

No Contravention

To the best of Pubco's knowledge, Pubco and its subsidiary are not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever.

5.19

 Authority

Pubco has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement and all necessary corporate action has been taken by or on the part of Pubco to authorize the execution and delivery of this Agreement and all other documents contemplated hereby. This Agreement constitutes a valid and legally binding contract, enforceable against Pubco in accordance with its terms, subject to equitable remedies and the rights of creditors generally.

5.20

 No Default

To the best of their knowledge, the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the completion of the transactions contemplated under this Agreement will not conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the constating documents of Pubco or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Pubco is a party or by which Pubco is bound, or any judgment or order of any kind whatsoever of any court of administrative body of any kind whatsoever by which Pubco is bound.

5.21

Finder's Fee

Pubco has not incurred any Iiability for broker's or finder's fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement.

6.

COVENANTS OF PRIVCO AND THE VENDORS

6.1

 Investigation

Privco and the Vendors shall, until the Time of Closing, permit Pubco, through its directors, officers, employees and authorized agents and representatives, at its own cost, full access to Privco's books, records and property so as to permit Pubco to make such investigation (the “Pubco Investigation”) of Privco as Pubco, acting reasonably, deems necessary. The Pubco Investigation shall in no way limit or otherwise adversely affect the rights of Pubco as provided for hereunder in respect to the representations and warranties of Privco and the Vendors contained in this Agreement or any certificates or documents delivered by them pursuant to this Agreement.

6.2

Representations and Warranties True

Privco and the Vendors shall, until the Time of Closing, do or refrain from doing all acts and things in order to ensure that all of their respective several representations and warranties contained in this Agreement or any certificates or documents delivered by either of them pursuant to this Agreement remain true and correct.

6.3

Confidentiality

Privco and the Vendors shall, until the Time of Closing, keep confidential all discussions and communications (including information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged between the parties.

6.4

Preserve Assets

Privco and the Vendors shall, until the Time of Closing, use their best efforts to preserve and protect the goodwill, assets, business and undertaking of Privco and, without limiting the generality of the foregoing, continue to carry on the business of Privco in a reasonable and prudent manner.

6.5

Debt Settlement

Privco shall, prior to the Closing Date, complete an agreement for the settlement of an aggregate of  ~~$250,000~~ $225,000 debt owed by Privco to: ~~Brian D. Fairbank and~~ FEL (the "Debt Settlement") so that at closing Privco shall not have any (third parties) liabilities in excess of $10,000 in the aggregate.

6.6

Negative Covenants

Privco shall not, until the Time of Closing, without the prior written consent of Pubco, amend the constating documents of Privco or issue or create any Security or grant any entitlement that may result in the issue or creation of a Security, declare dividends, sell assets, merge or amalgamate with another entity, or enter into any transactions that are out of the ordinary course of business of Privco.

7.

 COVENANTS OF PUBCO

7.1

Investigation

Pubco shall, until the Time of Closing, permit Privco through its directors, officers, employees and authorized representatives, at its own cost, full access to Pubco's books, records and property so as to permit Privco to make such investigation (the “Privco Investigation”) of Pubco as, acting reasonably, deem necessary. The Privco Investigation shall in no way limit or otherwise adversely affect the rights of Privco or the Vendors as provided for hereunder in respect of the representations and warranties of Pubco contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement.

7.2

Representations and Warranties True

Pubco shall, until the Time of Closing, do or refrain from doing all acts and things necessary to ensure that all of the representations and warranties of Pubco contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain true and correct.

7.3

Confidentiality

Pubco shall, until the Time of Closing, subject to its obligations as a reporting issuer listed on a stock exchange, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged by the parties.

7.4

Negative Covenants

Pubco shall not, until the Time of Closing other than as contemplated in this Agreement, without the prior written consent of Privco, amend its constating documents or issue or create any Security or grant any entitlement that may result in the issue or creation of a Security, declare dividends, sell assets, merge or amalgamate with another entity, or enter into any transactions that are out of the ordinary course of business of Pubco, except as contemplated herein.

7.5

 Share Transfer

Pubco shall, prior to the Closing Date, transfer 100,000 common shares in the capital of Privco that are owned by Pubco to ~~Brian D. Fairbank, or his nominee~~, FEL as an inducement to complete the Debt Settlement.

7.6

Transaction Costs

Pubco shall be responsible to fund all costs associated with completing this transaction including fees for regulatory filing, transfer agents, and legal and auditor services, with the exception of legal and audit fees incurred directly by Privco.

7.7

Shareholder Approval

Pubco shall convene an extraordinary general meeting of the shareholders of Pubco for the purpose of seeking shareholder approval of Pubco to the acquisition of the Privco shares in consideration of the issuance of the Transaction Shares as a related party transaction under TSX policy.

7.8

Regulatory Approvals

Pubco shall until the Time of Closing, use its best efforts to obtain the Regulatory Approvals as soon as possible.

7.9

Exchange Listing

Pubco shall maintain the listing of its common shares on the TSX, and shall make all filings necessary to maintain such listing in good standing.

8.

CONDITIONS PRECEDENT FOR THE BENEFIT OF PRIVCO AND THE VENDORS

The obligations of Privco and the Vendors to carry out the terms of this Agreement and 10 complete the transactions contemplated under this Agreement are subject to the fulfillment on or before the Time of Closing to their satisfaction of each of the following conditions (each of which is for the exclusive benefit of Privco and each of the Vendors):

8.1

Pubco Investigation

Privco and the Vendors shall have completed to their satisfaction, acting reasonably, the Privco Investigation.

8.2

Opinion

Counsel for Pubco shall have provided an opinion to Privco and the Vendors, dated as of to Closing Date, in a form acceptable to legal counsel for Privco and the Vendors.

8.3

Regulatory Approvals

Exchange

All Regulatory Approvals shall have been obtained on or before March 31, 2002 in form and substance satisfactory to Privco and to the Vendors.

8.4

Compliance with Covenants

The covenants contained in this Agreement to be performed by Pubco at or prior to the Time of Closing shall have been performed and Pubco shall not be in breach of any covenant contained in this Agreement.

8.5

Representations and Warranties True

The representations and warranties of Pubco contained in this Agreement or contained in any certificates or documents delivered by either of them pursuant to this Agreement shall be true as if such representations and warranties had been made as of the Time of Closing.

8.6

Closing Documents and Proceedings

All documents relating to the authorization and completion of the transactions contemplated by this Agreement and all actions and proceedings taken at or prior to the Time of Closing in connection with the performance by Pubco of its obligations under this Agreement shall be satisfactory to Privco, and the Vendors and to Privco's counsel, and Privco and the Vendors shall have received copies of all such documents in evidence that all such actions and proceedings have been taken as they may reasonably request, in form and substance satisfactory to Privco the Vendors and Privco's counsel.

9.

CONDITIONS PRECEDENT FOR THE BENEFIT OF PUBCO

Pubco's obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement is subject to the fulfilment on or before the Time of Closing to the satisfaction of Pubco of each of the following conditions (each of which is for the exclusive benefit of Pubco):

9.1

Privco Investigation

Pubco shall have completed to its satisfaction, acting reasonably, the Pubco Investigation.

9.2

Debt Settlement

Privco shall have completed the Debt Settlement.

9.3

Escrow Agreement

The Principal Shareholders shall have entered into an escrow agreement as described in section 2.5.

9.4

Shareholder Approval

Pubco's shareholders shall have approved this Agreement and the related party transaction contemplated hereunder by ordinary resolution of the disinterested shareholders and the issuance of the Transaction Shares.

9.5

Opinion

Counsel for Privco shall have provided an opinion to Pubco dated as of the CIosing Date, in a form acceptable to counsel for Pubco.

9.6

Regulatory Approvals

All Regulatory Approvals shall have been obtained on or before March 31, 2002 in form and substance satisfactory to Pubco.

9.7

Compliance with Covenants

The covenants contained in this Agreement to be performed by Privco or the Vendors at or prior to the Time of Closing shall have been performed and Privco and the Vendors shall not be in breach of any agreements on their part contained in this Agreement.

9.8

Representations and Warranties True

The representations and warranties of the Vendors and Privco or any one of them in this Agreement or contained in any certificates or documents delivered by them or any one of them pursuant to this Agreement shall be completely true as if such representations and warranties had been made as of the Time of Closing.

9.9

Closing Documents and Proceedings

All documents relating to the authorization and completion of the transactions contemplated by this Agreement and all actions and proceedings taken at or prior to the Time of Closing in connection with the performance by the Vendors and Privco of their respective obligations under this Agreement shall be satisfactory to Pubco and Pubco's counsel and Pubco shall have received copies of all such documents and evidenced all such actions and proceedings have been taken as it may reasonably request, in form and substance satisfactory to Pubco and Pubco's counsel.

10.

 CLOSING

10.1

 Time of Closing

The completion of the transactions contemplated under this Agreement shall take place at the offices of Miller Thomson, LLP, Suite 1000, 840 Howe Street, Vancouver, British Columbia, V6Z 2M1, at 10:00 a.m. local time in Vancouver, BC (the “Time of Closing”) on the fifth business day following the date on which the Regulatory Approvals are given (the “Closing Date”).

10.2

 Deliveries by Privco and the Vendors

At the Time of Closing, Privco and the Vendors shall deliver to Pubco:

(a)

 a certified true copy of the resolutions of the directors of Privco evidencing that the directors of Privco have approved this Agreement and all of the transactions of Privco contemplated hereunder and the resolutions shall include specific reference to:

(i)

the sale and transfer of the Privco Shares from the Vendors to Pubco as provided for in this Agreement;

(ii)

the cancellation of the share certificates representing the Privco Shares and the agreements representing the Privco Options; and

(iii)

the issuance of new share certificates representing the Privco Shares registered in the name of Pubco;

(b)

certificates representing the cancelled Privco Shares;

(c)

the certificates representing the Privco Shares registered in the name of Pubco;

(d)

the legal opinion from counsel for Privco and the Vendors;

(e)

an officer's certificate signed by the CEO of Privco, or other officer of Privco acceptable to Pubco, in a form acceptable to counsel for Pubco;

(f)

an escrow agreement duly executed by the Principal Shareholders;

(g)

all books, records and accounts of Privco and its subsidiary and any other information necessary for Pubco to operate and manage the business of Privco and the assets presently owned by Privco; and

(h)

any other materials that are, in the opinion of counsel for Pubco, reasonably required to complete the transactions contemplated under this Agreement.

10.3

 Deliveries by Pubco

At the Time of Closing, Pubco shall deliver to Privco and the Vendors:

(a)

a certified true copy of the resolutions of the directors of Pubco evidencing that the directors of Pubco have approved this Agreement and all of the transactions of Pubco contemplated hereunder and the resolutions shall include specific reference to the valid issuance of the Transaction Shares;

(b)

certificates representing the Transaction Shares registered in the names of the Vendors;

(c)

evidence satisfactory to Privco and that the Regulatory Approvals have been obtained;

(d)

evidence satisfactory to Privco that the transfer of certain Privco shares from Pubco to Brian D. Fairbank, or his nominee, has been completed;

(e)

the legal opinion from counsel for Pubco;

(f)

an officer's certificate signed by the CEO of Pubco in a form acceptable to counsel for Privco and the Vendors;

(g)

certified copy of the minutes of the Extraordinary General Meeting of the shareholders of Pubco approving the transaction contemplated by this Agreement and the issuance of the Transaction Shares; and

(h)

any other materials that are, in the opinion of the counsel for Privco, reasonably required to complete the transactions contemplated under this Agreement.

11.

INDEMNITY

11.1

 Indemnity by Pubco

Pubco agrees to indemnify and hold harmless Privco and the Vendors and their respective directors, officers, agents and advisors from and against any and all loss, liability claim, damage, and expense whatsoever including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any Iitigation, administrative proceeding or investigation commenced or threatened or any claim whatsoever arising out of or based upon any representation or warranty of Pubco contained in this Agreement being untrue in any material respect or any breach or failure by Pubco to comply with any covenant or agreement made by any of them herein.

11.2

 Indemnity by Privco and the Privco Principals

Privco and each of Brian D. Fairbank and Jack W. Milligan (collectively the “Privco Principals”) jointly and severally agree to indemnify and hold harmless Pubco and their respective directors, officers, agents and advisors from and against any and all loss liability claim, damage, and expense whatsoever including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, administrative proceeding or investigation commenced or threatened or any claim whatsoever arising out of or based upon any representation or warranty of Privco or the Privco Principals contained in this Agreement being untrue in any material respect or any breach or failure by Privco or the Privco Principals to comply with any covenant or agreement made by any of them herein.

11.3

 Indemnity by Privco and the Vendors

Privco and each of the Vendors severally agrees to indemnify and hold harmless Pubco and their respective directors, officers, agents and advisors from and against any and all loss liability claim, damage, and expense whatsoever arising out of or based upon any representation or warranty of the Vendors contained in this Agreement being untrue in any material respect or any breach or failure by the Vendors to comply with any covenant or agreement made by any of them herein.

12.

 ARBITRATION

12.1

 General

The parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. For the purposes of this part 12, Pubco shall be considered one “party” and Privco and the Vendors shall collectively be considered the other “party”.

12.2

Prior Notice

It shall be a condition precedent to the right of any part hereto to submit any matter to arbitration pursuant to the provisions hereof that any party intending to refer any matter to arbitration shall have given prior written notice of its intention to do so to the other party together with written particulars of the matter in dispute. On the expiration of seven days from the date the notice is deemed delivered, the party who gave the notice may proceed to refer the dispute to arbitration as provided for in section 12.3.

12.3

 Appointment of Arbitrators

The party desiring arbitration shall appoint one arbitrator and shall notify the other party of such appointment and the other party shall, within seven days after notice is deemed delivered, appoint an arbitrator. The two arbitrators so named shall, before proceeding to act and within 14 days of the appointment of the last appointed arbitrator, choose a third arbitrator to act with them and be chairman of the arbitration. If the other party fails to appoint an arbitrator within seven days after notice of the appointment of the first arbitrator is deemed delivered, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties are unable to choose a third arbitrator to act as the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia). Except as specifically otherwise provided in this part, the arbitration shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this part. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award, reduce it to writing and deliver a copy to each of the parties. The expense of the arbitration shall be paid as specified in the award.

12.4

 Award Binding

The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, such arbitrator, shall be final and binding upon all of them.

13.

POWER OF ATTORNEY

13.1

 Appointment

Privco and each of the Vendors hereby constitutes and irrevocably appoints Brian D. Fairbank as his or her agent and attorney for the purposes of:

(a)

negotiating any changes in approving and executing any amendments to this Agreement determined by him to be in the best interest of Privco;

(b)

waiving any condition precedent or any obligation of any party to this Agreement;

(c)

endorsing any share certificates or signing any stock powers of attorney in respect of any sale or other dealing with the Privco Shares owned by such Vendor. in order to give effect to the terms of this Agreement; and

(d)

executing and delivering any other documents and generally doing all acts necessary to complete this Agreement.

13.2

Non-Revocable

Each of the Vendors acknowledge that the agency and power of attorney granted to Brian D. Fairbank pursuant to section 13.1 shall be non-revocable until after the Time of Closing and shall not terminate by reason of the death or mental incapacity of such Vendor. Each of the Vendors acknowledges and agrees that notices given to Brian D. Fairbank pursuant to section 12.3 shall be sufficient notice to them.

14.

PROPRIETARY INFORMATION

14.1

Each of the parties hereto covenants with the others that prior to the Closing Time and, if the transactions contemplated hereby are not completed, at all times after the Closing Time, it will keep confidential all information obtained by it relating to the others, except such information which prior to the date of the Letter of Intent was already in possession of that party, as demonstrated by written records, is generally available to the public, other than as a result of a disclosure by that party, or is made available to that party on a non-confidential basis from a source other than the other parties to this Agreement or their representatives (the “Confidential Information”). The parties further agree that the Confidential Information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transactions contemplated hereby.

14.2

Notwithstanding the foregoing provisions of this section, the obligation to maintain the confidentiality of the Confidential Information will not apply to the extent that disclosure of such information is required under any applicable legislation, securities regulations, stock exchange by-laws or rules, or judicial order, provided, however that to the extent reasonably practicable, the party disclosing the Confidential Information consults with the others respecting such disclosure.

14.3

If the transactions contemplated hereby are not consummated for any reason, each of the parties hereto will return forthwith, without retaining any copies thereof, all information and documents obtained from the others.

15.

GENERAL

15.1

 Dilution

Except as contemplated by this Agreement, if the issued or authorized share capital of Pubco is at any time prior to the Closing Date changed by subdivision or consolidation, but not including any issuance of additional shares for consideration, then all relevant provisions of this Agreement shall be adjusted proportionately.

15.2

 Time of Essence

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this section or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

15.3

 Schedules

The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

15.4

 Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein. In particular, this Agreement replaces all provisions of the Letter of Intent.

15.5

 Headings

The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

15.6

Survival

To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and should continue for the applicable limitation period.

15.7

 No Amendment

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

15.8

 Gender

Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

15.9

 Further Assurances

The parties hereto shall execute and deliver all such further documents and instruments and do all acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

15.10

 Notice

Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered by hand or by telecopier to the parties at their following respective addresses:

To:

 The Vendors and Privco:

Blue Mountain Power Company Inc.

Suite 900, 409 Granville Street

Vancouver, BC V6C 1T2

Attention: Brian D. Fairbank

Fax:

604.688.5926

To:

 Pubco

Continental Ridge Resources Inc.

Suite 1000, 840 Howe Street

Vancouver, BC V6Z 2M1

Attention: James E. Yates

Fax:

604.643.1200

or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this part, and shall be deemed to have been received, if delivered by hand, on the date of delivery, or if delivered by telecopier, on the date that it is sent.

15.11

 Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

15.12

 Assignment

This agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

15.13

 Governing Law

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia.

15.14

 Counterpart

This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the date set forth above.

BLUE MOUNTAIN POWER COMPANY INC
Per:
Brian D. Fairbank, President

CONTINENTAL RIDGE RESOURCES INC.
Per:
James E. Yates, Director

SCHEDULE A

LIST OF VENDORS

Name and Signature	Address	Privco Shares Exchanged	Transaction Shares to be Issued
Brian D. Fairbank	268 Holyrood Road North Vancouver, BC V7N 2R5	2,332,000	205,000
Tywell Management Inc.	268 Holyrood Road North Vancouver, BC V7N 2R5	1,600,000	1,600,000
Fairbanks Engineering Ltd.	Suite 901, 409 Granville Street Vancouver, BC V6C 1T2	0	182,000
Jack W. Milligan	3936 Westridge Avenue West Vancouver, BC V7V 3H7	510,000	510,000
R. Gordon Bloomquist	6206 Tiger Tail Drive Olympia, WA,	100,000	100,000
Ted Fitzpatrick	1535 Eastlake Blvd. Washoe Valley, NV 89704	50,000	50,000
Frank Diegmann	1986 East Foothill Blvd. Pasadena, CA 91107	406,720	407,000
NW Capital Corporation	277 - 95 Highway South 21 Estacada, Oregon 97023	221,000	221,000
John Barakso	912 - 510 West Hastings St. Vancouver, BC V6L 1LS	100,000	100,000
Earl Dodson	116 - 744 West Hastings St. Vancouver, BC V6C 1 A5	30,000	30,000
Karsten Smith	701 - 134 Abbott Street Vancouver, BC V6B 2K4	30,000	30,000
Helen Fairbank	522 - C43, 1810 Ridgewood Rd. Nelson, BC V IL 5P4	40,000	40,000
Ross MacDonald	1700 -- 666 Burrard Street Vancouver, BC V6C 2X8	20,000	20,000
Victoria B. Smith	1105 Esquimalt Avenue West Vancouver, BC V7T 1 K2	20,000	20,000
Colin Green	302 - 1847 W. Broadway Vancouver, BC V6J 1X6	20,000	20,000
Pacific Geophysical Limited	4508 W. 13'h Avenue Vancouver, BC V6R 2V4	20,000	20,000
	TOTALS:	5,499,720	3,555,000

SCHEDULE B

PRIVCO FINANCIAL STATEMENT

SCHEDULE C

LIST OF PRIVCO MATERIAL CONTRACTS

1.

Share Purchase Agreement dated October 22, 1993 between Powertec Development Company Ltd and Brian D. Fairbank, whereby Powertec acquired all of the shares of Noramex Corp.;

2.

Royalty Agreement dated October 20, 1993 between Noramex Corp. and Brian D. Fairbank, whereby Noramex, aggress to pay a royalty on geothermal revenue to Fairbanks;

3.

Management Agreement dated October 22, 1993 between Powertec Development Company Ltd. and Fairbank Engineering Ltd., whereby Powertec agreed to pay a management fee ~~of $2,500 per month for 2 years~~

4.

Transfer Agreement dated July 31, 1997 between Blue Mountain Power Company Inc., Noramex Corp., Blue Desert Mining Inc., and Blue Desert Mining (U.S.) Inc., whereby Blue Mountain and Noramex acquired the mineral rights to the Golden Sage Property, Humbolt Co. Nevada;

5.

Option Agreement dated June 19, 2001, as amended on August 7, 2002 and November 12, 2002, between Blue Mountain Power Company Inc. and Continental Ridge Resources Inc., whereby Continental was granted the option to earn up to a 60% interest in the Blue Mountain Geothermal Project.

SCHEDULE D
PUSCO FINANCIAL STATEMENTS

SCHEDULE E

LIST OF PUBCO MATERIAL CONTRACTS

1.

Refer to items 4 and 5 from the list of Privco material contracts;

2

Management Agreement dated April 14, 1995, as amended(?), between Blue Desert Mining Inc. and Fairbank Engineering Ltd., whereby Blue Desert agreed to pay a management fee to Fairbank  ~~of $2,500 per month for 2 years~~

3.

Agreement dated April 30, 2002, as amended (?), between Continental Ridge Resources Inc. and Mindat Research Inc., whereby Continental agreed to pay certain finders fees to Mindat;

4.

Agreement dated March 15, 2002, between Continental Ridge Resources Inc. and Unity Petroleum Inc., whereby Continental retained Unity as a consultant to provide investor relations services;

5.

Amended and restated agreement dated April 22, 1999 between Blue Desert Mining Inc., and The Hunter Exploration Group (Lawrence Barry), whereby Blue Desert acquired the option to earn a 100% interest in the Portal and Gobi properties, Alaska;

6.

Agreement dated January 4, 2000 between Blue Desert Mining Inc. and Anglogold (U.S.A.) Exploration Inc. whereby Blue Desert granted Anglogold an option to earn a 60% interest in the Gobi Mojave and Sahara properties, Alaska.

SCHEDULE F

LIST OF PRIVCO ASSETS AND LIABILITIES

Assets

[insert description of Blue Mountain Geothermal Property leases]

Liabilities

[insert list of liabilities as at October 31, 2002, with a footnote for the debts to be settled